EXHIBIT 99.1


IRIS REPORTS RECORD 1ST QUARTER 2006 REVENUES AND EARNINGS

Net Income Increases 30% on 15% Revenue Growth

CHATSWORTH, Calif.--(BUSINESS WIRE)--May 9, 2006--IRIS International, Inc. (NASDAQ: IRIS - NEWS) today announced revenues of $16.1 million and net income of $1.7 million or $0.09 per diluted share for the first quarter ended March 31, 2006, traditionally the Company's slowest period due to seasonality in instrument sales. The improved performance over the prior year period resulted from record revenues for higher margin recurring iQ(R)200 Automated Urinalysis consumables and service and Sample Processing products. Overall, revenues increased 15% and net income rose 30% during the first quarter as compared to the corresponding period of 2005. "Our growth in earnings demonstrates our ability to manage significant investments in new product development and infrastructure while delivering strong financial performance," stated IRIS President and Chief Executive Officer Cesar Garcia.

Key Data:
                                                           %
   (000s omitted, except per share)    Q1 06    Q1 05  Increase
   ------------------------------------------------------------
   Consolidated revenue              $16,115  $13,964       15%
   ------------------------------------------------------------
   Diagnostics revenue                13,174   11,638       13%
   ------------------------------------------------------------
   Sample Processing revenue           2,941    2,326       26%
   ------------------------------------------------------------
   Gross profit margin                 8,291    6,894       20%
   ------------------------------------------------------------
   Operating income                    2,366    2,026       17%
   ------------------------------------------------------------
   Net income                          1,658    1,271       30%
   ------------------------------------------------------------
   EPS - Basic                         $0.10    $0.08       25%
   ------------------------------------------------------------
   EPS - Diluted                       $0.09    $0.07       29%
   ------------------------------------------------------------
   Shares outstanding - Basic         17,409   16,218        7%
   ------------------------------------------------------------
   Shares outstanding - Diluted       18,300   17,294        6%
   ------------------------------------------------------------
   Cash and cash equivalents         $18,431  $13,428       37%
   ------------------------------------------------------------

Q1 Operational Highlights:

         o        EPS* increased 29% to $0.09 per diluted share
         o        Net income increased 30% to $1.7 million
         o        Operating Income increased 17% to $2.4 million
         o        101 iQ200 analyzers shipped
         o        Consumables and service revenue increased 27% to $7.3 million
         o        Sample Processing revenue increased 26% to $2.9 million
         o        Net operating tax loss  carry-forward of  approximately  $18.3 million
         o Strong balance sheet with no debt and cash position of $18.4 million

* Includes a tax provision despite tax NOLs that eliminate payment of substantially all taxes on income

Consolidated revenue for the first quarter ended March 31, 2006 increased 15% to $16.1 million compared to $14.0 million in the first quarter of 2005. Net income increased 30% to $1.7 million, or $0.09 per diluted share, compared to net income of $1.3 million, or $0.07 per diluted share for the first quarter of 2005. Diluted average shares outstanding increased approximately 6% to 18.4 million in the first quarter compared to 17.3 million during the 2005 comparable period.

Instrument market penetration continues to grow with 101 iQ200 Urinalysis Analyzers shipped during the first quarter, a period that is traditionally slower due to seasonality. IRIS has now shipped a total of 878 iQ200 analyzers since the product was introduced in August 2003.

Sample Processing revenue increased 27% to $2.9 million in the first quarter of 2006 compared to the first quarter of 2005 primarily as a result of the increase in the sale of DNA processing workstations.

IVD consumables and service revenues increased 27% to $7.3 million in the first quarter of 2006 compared to the first quarter of 2005. "As the installed base grows, our revenue and earnings become more predictable. Continued growth in this area is assured in 2006 as the number of instruments eligible for service contracts and spare parts will more than double and the related consumables will continue to grow on the increased installed base of our instruments. In summary, we anticipate consumables and service revenue will exceed 50% of the IVD segment revenues in 2006," stated Mr. Garcia.

Gross profit margin was 51% during the first quarter of 2006, a two-point increase compared to the first quarter of 2005. Gross profit margin on IVD instruments improved to 47% as compared to 40% in the prior year quarter primarily due to reductions in material costs. Gross profit margins on sample processing products decreased to 48% during the current quarter from 50% in the prior year quarter due primarily to customer mix. The IVD consumables and service gross margin was 57% for the first quarter 2006, a two-point reduction as compared to the prior year quarter, resulting from the cost associated with the urine chemistry manufacturing facility acquired in June 2005. Excluding the impact of the chemistry manufacturing facility, consumables and service margins were approximately 60%. Mr. Garcia noted, "We anticipate margins to improve in the second half of 2006 after the launch of our semi-automated chemistry analyzer."


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


Sales and Marketing expenses decreased $69,000 in the first quarter of 2006 due to lower new product introduction expenses.

General and administrative expenses increased by $729,000 during the current quarter reflecting the growth of the Company and needed expansion in infrastructure and support personnel. "IRIS is now capable of supporting a much higher revenue level," said Mr. Garcia. The increase in general and administrative expense was comprised primarily of $398,000 in additional compensation expenses for new personnel and pay-rate increases, approximately $100,000 in additional stock based compensation expense and $119,000 in additional recruiting costs.

In the first quarter of 2006, R&D expenses increased by $405,000 or 37% as compared to the first quarter of 2005, representing 9% of sales. "Our Company continues to invest significantly in research and new product development. This level of investment is necessary to finance our automated urine chemistry program and the next generation platforms that begin to come on stream in the second half of 2007. We also funded the development of our semi-automated urine chemistry analyzer which we plan to roll out immediately upon clearance of the 510K by the U.S. Food and Drug Administration," stated Mr. Garcia. "As previously reported, we anticipate increasing R&D expenses to 13% of revenue during 2006 to fund exciting new core technology initiatives that should significantly increase our business and further strengthen our competitive position in the urinalysis and sample processing markets as we begin to apply the enabling technologies from our recently acquired Iris Molecular Diagnostics subsidiary. We believe these new platform technologies will enable us to increase sensitivity to bacterial detection in urine and open the door to high value applications in infectious diseases and cancer," Mr. Garcia said.

IRIS benefits from net operating tax loss carry-forwards which results in the income tax expense being a non-cash item. The results for the quarter incorporate a 37% tax provision versus a 40% tax provision in last year's comparable period. The reduction in the tax provision is a result of R&D tax credits realized from incremental product development expenses.

2006  Guidance:

The Company reaffirms its guidance of April 5, 2006 indicating that 2006 revenue is expected to be between $72 and $76 million, operating income is expected to average 16% of revenues and fully diluted earnings per share is expected to be $0.45, excluding the effect of expensing stock options which became effective Jan. 1, 2006, which is estimated to be $.02 per share. The Company also reaffirms that Research & Development expenses will be approximately 13% of revenues.

The Company will hold a conference call with members of the investment community at 4:30 p.m., Eastern Time today. To participate in the call, dial 1-800-289-0528 approximately 10 minutes before the call is scheduled to begin. International callers should dial 1-913-981-5522. A Webcast of the call can be accessed at www.proiris.com or at www.vcall.com.

THE COMPANY

IRIS International, Inc. (www.proiris.com) is a leader in automated urinalysis technology with systems in major medical institutions throughout the world. The Company's newest generation iQ(R)200 Automated Urine Microscopy Analyzer, utilizing image flow cytometry, patented flow microscope technology and neural network-based particle recognition, achieves a significant reduction in the cost and time-consuming steps involved in manual microscopic analysis. Iris Molecular Diagnostics is a development stage subsidiary with platform technologies for ultra-sensitive detection for high value applications in microbiology, oncology and infectious diseases. The Company's Sample Processing business unit (formerly the StatSpin(R) subsidiary), based in Westwood, Mass. manufactures innovative centrifuges and blood analysis products. Advanced Digital Imaging Research, LLC
(ADIR), based near Houston, Texas, is the Company's imaging research and development subsidiary.


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


SAFE HARBOR PROVISION

This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on future commercial revenues, market growth, capital requirements, and new product introductions, and are generally identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. Examples of forward-looking statements in this news release include our expectation that sales of consumables and service will continue to increase during 2006, revenues and operating income guidance for 2006, anticipated research and development expenditures in 2006, product initiatives and anticipated product releases and the effects such new products will have on the Company's business. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, competition and capital requirements. Other factors and uncertainties that could affect the Company's forward-looking statements include, among other things, the following: the acceptance by customers of our new iQ(R)200 product platform, our substantial expansion of international sales and our reliance on key suppliers, the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures, as well as potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company's products; rapid technological change in the microelectronics and software industries; and increasing competition from imaging and non-imaging based in-vitro diagnostic products. The Company refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.


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


                            IRIS INTERNATIONAL, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                           March 31,     December 31,
Assets                                       2006            2005
                                        --------------  --------------
Current assets:                          (unaudited)
Cash and cash equivalents               $      18,431          19,145
Accounts receivable, net of allowance
 for doubtful accounts and sales
 returns of $283 and $288                      11,331          11,874
Inventories, net                                9,277           7,590
Prepaid expenses and other current
 assets                                         1,430           1,132
Investment in sales-type leases                 1,799           1,455
Deferred tax asset                              2,457           2,792
                                        --------------  --------------

   Total current assets                        44,725          43,988
Property and equipment, at cost, net            4,460           4,076
Goodwill                                          189             189
Software development costs, net                 1,433           1,570
Deferred tax asset                              7,237           7,237
Inventories - long term portion                   632             632
Investment in sales-type leases                 6,440           5,841
Other assets                                      421             396
                                        --------------  --------------
Total assets                            $      65,537   $      63,929
                                        ==============  ==============

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable                        $       3,752   $      4,464
Accrued expenses                                3,293          4,188
Deferred service contract revenue               1,520          1,457
                                        --------------  --------------
   Total current liabilities                    8,565         10,109
Deferred service contract revenue,
 long term                                         25             51
                                        --------------  --------------

   Total liabilities                            8,590         10,160

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value -
 authorized: 50 million shares; issued
 and outstanding: 17,832 shares and
 17,222 shares                                    175            172
Additional paid-in capital                     73,023         70,856
Unearned compensation                          (1,196)          (546)
Accumulated deficit                           (15,055)       (16,713)
                                        --------------  --------------

   Total shareholders' equity                  56,947         53,769
                                        --------------  --------------
Total liabilities and shareholders'
 equity                                 $      65,537   $     63,929
                                        ==============  ==============


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


                       IRIS INTERNATIONAL, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                      (unaudited - in thousands)

                                           For the three months ended
                                                   March 31,
                                        ------------------------------
                                             2006            2005
                                        --------------  --------------

Sales of IVD instruments                $       5,915   $      5,939
Sales of IVD consumables and service            7,259          5,699
Sales of small laboratory devices and
 supplies                                       2,941          2,326
                                        --------------  --------------

Net revenues                                   16,115         13,964
                                        --------------  --------------

Cost of goods - IVD instruments                 3,150          3,593
Cost of goods - IVD consumables and
 service                                        3,134          2,315
Cost of goods - small laboratory
 devices and supplies                           1,540          1,162
                                        --------------  --------------

Cost of goods sold                              7,824          7,070
                                        --------------  --------------

Gross margin                                    8,291          6,894
                                        --------------  --------------

Marketing and selling expenses                  2,322          2,391
General and administrative expenses             2,115          1,394
Research and development, net                   1,488          1,083
                                         -------------  --------------

Total operating expenses                        5,925          4,868
                                         -------------  --------------

Operating income                                2,366          2,026

Other income (expense):
   Interest income                                263             53
   Interest expense                                (1)            (5)
   Other (expense) income                           3             44
                                        --------------  --------------

Income before income taxes                      2,631          2,118

Provision for income taxes                        973            847
                                        --------------  --------------
Net income                              $       1,658   $      1,271
                                        ==============  ==============

Basic net income per share              $        0.10           0.08
                                        ==============  ==============

Diluted net income per share            $        0.09   $       0.07
                                        ==============  ==============

Basic - average shares outstanding             17,409          16,218
                                        ==============  ==============

Diluted - average shares outstanding           18,300          17,294
                                        ==============  ==============

CONTACT:
IRIS International, Inc.
Cesar Garcia, 818-709-1244 x123
or
The Wall Street Group, Inc.
Ron Stabiner, 212-888-4848

----------
Source: IRIS International, Inc.


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